UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2010

BRAND NEUE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53318	98-0560939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3470 E. Russell Rd., Suite 275
Las Vegas, Nevada	89120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 589-5849

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01	Regulation FD Disclosure

Brand Neue Corp. (“Brand Neue”) has entered into a memorandum of understanding (MOU) with Worldwide L.E.D. Lights Inc. (“Worldwide”) to further strengthen the company’s InteLEDgent Lighting solutions and its line of innovative LED Lighting products. The partnership will provide Brand Neue access to established LED manufacturing facilities and enable InteLEDgent to source Worldwide’s high quality LED Lighting products at cost.

Worldwide L.E.D. Lighting first introduced its eco-friendly energy saving LED lighting solutions to the market in 2008. Since that time that company has been selling its UL certified long-lasting LED lighting in the eastern U.S. and Europe. Worldwide has invested $3.5 million in developing an innovative LED Lighting product line and now has an established customer base including universities, select auto dealerships, restaurant chains, and various high-rises and parking garages in New York, Pennsylvania, Florida.

Under the terms of the agreement, Brand Neue will create new subsidiary company and market Worldwide’s LED products under the InteLEDgent Lighting brand. The new company will be 51% owned by Brand Neue Corp. with the remainder owned by the shareholders of Worldwide. Contracts and technology owned by Worldwide will be transferred to the new subsidiary upon completion of a formal agreement. The management team at Worldwide will also transfer over to the new company; where they will assume similar leadership roles.

InteLEDgent Lighting Solutions ("InteLEDgent") was formed in response to demand for a variety of task and applications specific, specialized technical LED lighting products and solutions, as well as utility grade LED products for commercial, industrial, agricultural and military use domestically and abroad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND NEUE CORP.

Adi Muljo
Adi Muljo
Chief Executive Officer

Date: October 13, 2010